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Exhibit 3.1(g)

CERTIFICATE OF INCORPORATION

OF

BEAZER HOMES INVESTMENT CORP.

I.

        The name of the Corporation is Beazer Homes Investment Corp. (the "Corporation").

II.

        The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, in the County of New Castle, and the name of its registered agent at that address is The Corporation Trust Company.

III.

        The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

IV.

        The total number of shares of stock which the Corporation has the authority to issue is one thousand (1,000) shares of Common Stock having a par value of one cent ($.01) per share (hereinafter called "Common Stock").

V.

        The management of the business and conduct of the affairs of the Corporation shall be vested in the Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed by, or in the manner provided in, the By-Laws of the Corporation.

VI.

        In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind the By-Laws of the Corporation subject to the power of the stockholders of the Corporation to alter or repeal any bylaw whether adopted by them or otherwise.

VII.

        Election of directors at an annual or special meeting of stockholders need not be by written ballot unless the By-Laws of the Corporation shall so provide.

VIII.

        No director shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability thereof is not permitted under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

IX.

        The Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this article.

        The powers of the incorporator are to terminate upon the filing of this Certificate of Incorporation. The name and mailing address of the persons who are to serve as the initial directors of the Corporation until the first annual meeting of stockholders of the Corporation, or until their successors elected and qualify, are:

Name	Address
Brian C. Beazer	5775 Peachtree Dunwoody Road Suite B-200 Atlanta, GA 30342
Ian J. McCarthy	5775 Peachtree Dunwoody Road Suite B-200 Atlanta, GA 30342

        The undersigned incorporator hereby acknowledges that the foregoing Certificate of Incorporation is her act and deed on this 23rd day of January, 2002.

        IN WITNESS WHEREOF, this Certificate has been signed on the 23rd day of January, 2002.

/s/ ELIZABETH H. NOE Elizabeth H. Noe, Incorporator 600 Peachtree NE Suite 2400 Atlanta, GA 30308

CERTIFICATE OF MERGER
OF
CROSSMANN COMMUNITIES, INC.
WITH AND INTO
BEAZER HOMES INVESTMENT CORP.
(UNDER SECTION 252 OF THE GENERAL
CORPORATION LAW OF THE STATE OF DELAWARE)

        BEAZER HOMES INVESTMENT CORP. hereby certifies that:

          1.     The name and state of incorporation of each of the constituent corporations are:

            a.     Beazer Homes Investment Corp., a Delaware corporation; and

            b.     Crossmann Communities, Inc., an Indiana corporation.

          2.     An agreement and plan of merger (the "Merger Agreement") has been approved, adopted, certified, executed and acknowledged by each of Beazer Homes USA, Inc., Beazer Homes Investment Corp. and Crossmann Communities, Inc., providing for the merger of Crossmann Communities, Inc. with and into Beazer Homes Investment Corp. in accordance with the provisions of subsection (c) of Section 252 of the General Corporation Law of the State of Delaware.

          3.     The name of the surviving corporation is Beazer Homes Investment Corp. (the "Surviving Corporation"). The Surviving Corporation is a Delaware corporation.

          4.     The certificate of incorporation of the Surviving Corporation immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation after the merger.

          5.     The executed Merger Agreement pursuant to which the merger is being consummated is on file at the principal place of business of the Surviving Corporation. The address of the principal place of business of the Surviving Corporation is 5775 Peachtree Dunwoody Road, Suite B-200, Atlanta, Georgia 30342.

          6.     A copy of the Merger Agreement will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of Beazer Homes Investment Corp. or Crossmann Communities, Inc.

          7.     The authorized capital stock of Crossmann Communities, Inc. consists of 30,000,000 shares of common stock, no par value, and 10,000,000 shares of preferred stock, no par value.

        IN WITNESS WHEREOF, Beazer Homes Investment Corp. has caused its duly authorized officer to execute and deliver this Certificate of Merger as of the 17th day of April, 2002.

BEAZER HOMES INVESTMENT CORP.
By:	/s/ IAN J. MCCARTHY Ian J. McCarthy President and Chief Executive Officer

CERTIFICATE OF CHANGE OF LOCATION OF REGISTERED OFFICE
AND OF REGISTERED AGENT

It is hereby certified that:

          1.     The name of the corporation (hereinafter called the "corporation") is BEAZER HOMES INVESTMENT CORP.

          2.     The registered office of the corporation within the State of Delaware is hereby changed to 2711 Centerville Road. Suite 400, City of Wilmington 19808, County of New Castle.

          3.     The registered agent of the corporation within the State of Delaware is hereby changed to Corporation Service Company. the business office of which is identical with the registered office of the corporation as hereby changed.

          4.     The corporation has authorized the changes hereinbefore set forth by resolution of its Board of Directors.

Signed on May 21, 2002

/s/ TERESA DIETZ TERESA DIETZ, SECRETARY

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  Exhibit 3.1(g)
CERTIFICATE OF INCORPORATION OF BEAZER HOMES INVESTMENT CORP.